UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

John H. Harland Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of
Annual Meeting
Of Shareholders
And Proxy Statement

John H. Harland Company

Timothy C. Tuff
Chairman of the Board,
President and Chief Executive Officer

March 19, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 annual meeting of shareholders of John H. Harland Company to be held at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia on Thursday, April 22, 2004 at 10:00 a.m. A 9:30 reception will precede the meeting.

The items of business are fully addressed in the Proxy Statement. In addition, we will review the Company’s business and operations and discuss our plans for 2004.

Your vote is important regardless of the number of shares you hold. Please date, sign and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting. On behalf of your Board of Directors, thank you for your continued support and interest in Harland.

Sincerely,

Timothy C. Tuff

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 22, 2004

To the Shareholders of

John H. Harland Company

      The 2004 annual meeting of shareholders of John H. Harland Company will be held at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia 30035 on Thursday, April 22, 2004 at 10:00 a.m. for the following purposes:

      (1) To elect three Directors; and

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 3, 2004 will be entitled to vote at the meeting. A list of shareholders on the record date will be available at the meeting for examination by any shareholder.

By Order of the Board of Directors

JOHN C. WALTERS
Senior Vice President and Secretary

Atlanta, Georgia

March 19, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

J o h n    H.    H a r l a n d    C o m p a n y

Box 105250

Atlanta, Georgia 30348

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held April 22, 2004

      The enclosed form of proxy is solicited by the Board of Directors of John H. Harland Company (the “Company”) for use at the annual meeting of shareholders on April 22, 2004 and any adjournment thereof. When such proxy is duly executed and returned, the shares it represents will be voted as directed or, if no direction is indicated, as the Board of Directors recommends. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Corporate Secretary of the Company a notice of revocation or a proxy bearing a later date or by attending the meeting and voting in person.

      Only shareholders of record as of the close of business on March 3, 2004 are entitled to vote at the meeting. As of that date, the Company had 27,707,350 issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”). Each share is entitled to one vote. No cumulative voting rights are authorized. This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about March 19, 2004.

      Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum to conduct business at the meeting but as unvoted for purposes of approving any matter submitted to the shareholders. A quorum is present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting.

      The Company encourages shareholders who hold shares through a brokerage account to provide voting instructions to their broker to ensure that their shares will be voted at the meeting. On certain “routine” matters, such as the election of directors, the broker has authority under New York Stock Exchange (“NYSE”) rules to vote its customer’s shares, if the customer does not provide instructions. When a broker votes on a routine matter without receiving instructions, these shares are counted both for establishing a quorum and in determining the number of shares voted on the routine matter. On “non-routine” matters, if the broker has not received voting instructions, it cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for quorum purposes but not for determining the number of shares voted on the non-routine matter. There are no non-routine matters being submitted to a vote at this meeting.

ELECTION OF DIRECTORS

      Under the Bylaws, Directors are divided into three classes with each class serving a three-year term and one class elected at each annual meeting. The terms of three Directors — John J. McMahon, Jr., Larry L. Prince and Jesse J. Spikes — expire at the 2004 annual meeting, and all three directors have been renominated to serve three-year terms expiring in 2007. The remaining Directors will continue to serve until their terms expire as indicated in this proxy statement. The affirmative vote of a plurality of votes properly cast is required to elect Directors.

      The Board has no reason to believe that any nominee will be unavailable to serve as a Director. However, if at the time of the meeting, any nominee should be unable or decline to serve, the persons named in the proxy card will vote for a substitute nominee, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM

					Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

John J. McMahon, Jr.	61	•	Chairman of the Executive Committee, McWane, Inc. (pipe and valve manufacturing) and Chairman, Ligon Industries, LLC (leveraged buyouts) since 1998	2004	1988
		•	Chairman of the Board, McWane, Inc. from 1996 to 1998; President from 1980 to 1995
		•	Director, Alabama National BanCorporation, ProAssurance Corporation and Protective Life Corporation
Larry L. Prince	65	•	Chairman and Chief Executive Officer, Genuine Parts Company (distributor of automobile replacement parts) since 1991	2004	1990
		•	Director, Crawford & Company, Equifax, Inc., Southern Mills and SunTrust Bank, Inc.
Jesse J. Spikes	53	•	Partner, McKenna, Long & Aldridge LLP (full service law firm) since 1989	2004	2001

DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2004 ANNUAL MEETING

Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

William S. Antle III	59	•	Non-Management Chairman, Linc.net, Inc. (e- network infrastructure services) since 2001	2006	2000
		•	Chairman, President and Chief Executive Officer, Oak Industries Inc. (engineered products for the telecommunications industry) from 1989 to 2000
		•	Director, Checkpoint Systems, Inc. and ESCO Technologies Inc.

					Director of
				Current	Harland
Name	Age		Principal Occupation	Term Expires	Since

Robert J. Clanin	60	•	Retired Senior Vice President, Treasurer and Chief Financial Officer, United Parcel Service, Inc. (package delivery and global provider of specialized transportation and logistics services), in which capacity he served from 1994 to 2001	2006	2003
		•	Director, Caraustar Industries, Inc., CP Ships Limited, Overseas Partners Ltd., Serologicals Corporation and Transplace, Inc.
John D. Johns	52	•	Chairman (since 2003), President (since 1996) and Chief Executive Officer (since 2002), Protective Life Corporation (insurance and investment products)	2006	2000
		•	Director, Alabama National BanCorporation, Alabama Power Company, Genuine Parts Company and National Bank of Commerce
Richard K. Lochridge	60	•	President, Lochridge & Company, Inc. (management consulting) since 1986	2005	1999
		•	Director, Dover Corporation, Lowe’s Companies, Inc. and PETsMART, Inc.
G. Harold Northrop	68	•	Vice Chairman of the Board (since 1992) and retired President and Chief Executive Officer (1972-1992), Callaway Gardens (horticultural, environmental and recreational facility)	2005	1984
		•	Chairman of the Board, American Business Products, Inc. (specialty packaging and printed office products) from 1999 to 2000
		•	Director, SunTrust Bank, West Georgia NA
Eileen M. Rudden	53	•	Vice President and General Manager, Applications Division of Avaya Inc. (communications systems, software and services) since 2003	2006	1999
		•	Entrepreneur in Residence, Axxon Capital (venture capital) from 2002 to 2003
		•	President and Chief Executive Officer, FairMarket, Inc. (e-commerce selling solutions) from 2000 to 2001
		•	Senior Vice President, Lotus Development Corporation (software development) from 1986 to 2000
Timothy C. Tuff	56	•	President and Chief Executive Officer of the Company since 1998; Chairman since 2000	2005	1998
		•	President and Chief Executive Officer, Boral Industries, Inc. (building and construction materials) from 1993 to 1998
		•	Director, Printpack, Inc.

Committees of the Board of Directors

      Audit Committee. The Company has a separately designated Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is composed of Mr. Clanin (Chair), Mr. McMahon, Ms. Rudden and Mr. Spikes. The Committee held nine meetings in 2003. Its primary function is to help the Board fulfill its oversight responsibilities with respect to:

•	accounting and financial reporting processes and system of internal controls of the Company;
•	audits and integrity of the Company’s financial statements;
•	qualifications and independence of the independent accountants;
•	performance of the Company’s internal audit function and independent accountants; and
•	compliance by the Company with legal and regulatory requirements.

      Its primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;
•	appraise the audit efforts of the Company’s independent accountants and internal auditors; and
•	provide an open avenue of communication among the independent accountants, financial and senior management, internal auditors and the Board.

      Among other things, the Committee has specific authority to:

•	appoint, compensate and oversee the work of the independent accountants, who report directly to the Audit Committee;
•	pre-approve all audit and non-audit services performed by the independent accountants;
•	establish procedures for the handling of all complaints (internal or external) regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees regarding questionable accounting or auditing matters; and
•	retain its own special legal, accounting or other advisors.

      Pursuant to the Company’s Audit Committee Charter, each member of the Committee shall be independent, as discussed below, and financially literate (or shall become financially literate within a reasonable amount of time after appointment to the Committee). In addition, at least one member of the Committee shall be an “Audit Committee Financial Expert,” as defined by the SEC. Based on these standards, the Board has affirmatively determined that each member of the Committee currently meets each of the independence requirements and that Mr. Clanin qualifies as an Audit Committee Financial Expert.

      Executive Committee. The Executive Committee is composed of Messrs. Prince (Chair), Johns and Tuff. Its principal function is to carry out the functions of the full Board between meetings of the Board. The Committee held two meetings in 2003.

      Governance Committee. The Governance Committee (which also functions as the Company’s Nominating Committee) is composed of Messrs. Northrop (Chair), Antle and Lochridge. Each of the members of the Committee is independent under Section 303A.2 of the NYSE listing standards. The Committee has adopted a revised charter which is posted on the Company’s website at www.harland.net. The Committee held four meetings in 2003. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	compensation for the Company’s Directors, Chief Executive Officer and other senior officers;
•	identification of individuals qualified to become Board members and recommendation of director nominees prior to each annual meeting;
•	recommendation of nominees for Board committees;
•	recommendation of candidates for executive officers;
•	updating and making recommendations of Corporate Governance Principles and Practices to the Board;
•	direction of the annual performance review of the Board and its committees;
•	administration of management incentive compensation and stock option plans; and
•	consideration of qualified Board nominees submitted by shareholders.

      The Committee has not adopted a specific policy regarding the consideration of shareholder nominees for Director, but its general policy is to welcome future nominees recommended by shareholders. The Company’s Bylaws set forth the process for shareholders to nominate individuals for election to the Board of Directors. See “Shareholder Nominations for Election of Directors” under “Shareholder Proposals and Director Nominations” in this proxy statement. The Committee does not intend to alter the manner in which it evaluates a nominee based on whether or not the nominee was recommended by a shareholder.

      One responsibility of the Committee is determination of desired board skills and attributes. Under the Governance Committee Charter, these board skills and attributes include the highest personal and professional integrity, demonstration of exceptional ability and judgment and effectiveness in conjunction with other nominees to or members of the Board. The Committee will look for candidates who will serve the long-term interests of the Company’s shareholders. Furthermore, the Corporate Governance Principles and Practices adopted by the Board provide that candidates for election to the Board should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders.

      Director nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Board has established a retirement policy for directors that it feels is appropriate. Under that policy, no director will seek reelection after reaching age 70. The Committee periodically reviews the retirement policy to ensure that it remains appropriate in light of the Company’s needs.

      Meetings of Non-Employee Directors. In accordance with the Company’s Corporate Governance Principles and Practices, it is Board policy for non-employee Directors to meet in executive session in connection with each Board meeting. Mr. Prince, who serves as Lead Director, presides at these executive sessions. The Lead Director also acts as a conduit to bring ideas, feedback and direction to the Chief Executive Officer.

      Board and Committee Attendance. The Board met seven times during 2003. Each Director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the year, and the average attendance at Board and committee meetings was 95%. The Company has not adopted a formal policy regarding Board member attendance at the Company’s annual meetings; however, the Company encourages all Board members to attend the annual meeting. All of the Company’s ten directors were in attendance at the 2003 Annual Meeting of Shareholders.

Independence of the Board

      Under NYSE rules a majority of the members of the Board must be “independent.” The Board has adopted the following general independence standards to assist it in making a determination regarding the independence of directors:

1. A director will not be independent if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member was an executive officer of the Company; (iii) the director or an immediate family member was employed by or affiliated with the Company’s present or former internal or independent auditors; (iv) the director or an immediate family member was employed as an executive officer of a company that includes any Company executive on its compensation committee; or (v) the director received more than $100,000 in direct compensation from the Company in any year, other than director and committee fees and pension or other forms of deferred compensation for prior service.

2. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) the director is employed by, or an immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or (ii) the director serves as an officer, director or trustee of a charitable organization and the Company’s annual contributions to that organization are less than $100,000. The Board will annually review the commercial and charitable relationships of directors relating to the Company. Whether directors meet these independence standards will be reviewed and made public annually prior to their standing for reelection to the Board.

3. For relationships not covered by, or outside of, the guidelines in paragraph 2 above, the determination of whether the relationship is material shall be made by the directors who satisfy the independence guidelines set forth in paragraphs 1 and 2 above, other than the director in question. For example, if a director is the CEO of a company that purchases products and services from the Company exceeding 2% of that company’s annual revenues, the other independent directors could determine, after considering all of the relevant circumstances, whether or not such relationship was material, and whether the director would be considered independent.

      Based on these standards, the Board has affirmatively determined that, other than Mr. Tuff, no member of the Board has a material relationship with the Company, and therefore each of them qualifies as an independent director.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN OTHER PERSONS

      The following table sets forth the beneficial ownership of the Company’s Common Stock by each Director, each named executive officer and all Directors and executive officers as a group, all as of January 31, 2004, and by 5% shareholders as of the dates indicated in the footnotes. The percentages of Common Stock beneficially owned are based on 27,535,580 outstanding shares of Common Stock at January 31, 2004. The address for the Directors and executive officers is: c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035.

	Shares of Common Stock
	Beneficially Owned

Name	Number		Percent

Directors and Executive Officers:
William S. Antle III	21,820	(1)	*
Arlene S. Bates	68,137	(2)	*
Charles B. Carden	93,780	(2)	*
Robert J. Clanin	2,312	(3)	*
John T. Heald, Jr.	65,377	(2)	*
John D. Johns	12,121	(3)	*
Richard K. Lochridge	18,266	(4)	*
John J. McMahon, Jr.	27,183	(5)	*
G. Harold Northrop	30,001	(6)	*
Larry L. Prince	22,711	(7)	*
Eileen M. Rudden	13,156	(8)	*
Jesse J. Spikes	8,787	(3)	*
Timothy C. Tuff	975,862	(2)	3.5%
John C. Walters	93,472	(2)	*
All Directors and executive officers as a group (14 persons)	1,452,985	(2)	5.3%
Five Percent Shareholders:
Atlantic Investment Company	1,566,800	(9)	5.7%
Barclays Global Investors, N.A.	2,402,422	(10)	8.7%

*	Represents less than 1%

(1)	Includes 11,820 share equivalents credited under the Compensation Plan for Non-Employee Directors (the “Deferral Plan”).
(2)	Includes 41,200, 28,400, 30,000, 890,000 and 60,200 shares which may be acquired on or before March 31, 2004 upon the exercise of stock options by Ms. Bates and Messrs. Carden, Heald, Tuff and Walters, respectively, and 1,049,800 shares by all executive officers as a group.
(3)	Represents share equivalents under the Deferral Plan.
(4)	Includes 11,266 share equivalents under the Deferral Plan.
(5)	Includes 7,200 shares held in a family limited partnership, 1,475 shares held in a family foundation and 18,500 share equivalents under the Deferral Plan.
(6)	Includes 22,801 share equivalents under the Deferral Plan.
(7)	Includes 21,511 share equivalents under the Deferral Plan.
(8)	Includes 7,317 share equivalents under the Deferral Plan.
(9)	According to a Schedule 13G dated February 17, 2004 filed with the SEC by Richard W. Courts, II, Lynda B. Courts, Atlantic Investment Company and Courts Foundation, Inc., 50 Hurt Plaza, Atlanta, Georgia 30303, (i) Mr. Courts has sole voting and dispositive power covering 46,600 shares and shared power covering 1,566,800 shares, (ii) Mrs. Courts has sole voting and dispositive power covering 1,200 shares, (iii) Atlantic Investment Company (of which Mr. Courts is Chairman) has sole voting and dispositive power covering 1,019,000 shares and (iv) Courts Foundation, Inc. (of which Mr. Courts is President) has sole voting and dispositive power covering 500,000 shares.

(10)	According to a Schedule 13G dated February 13, 2004 filed with the SEC by Barclays Global Investors, N.A. (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Advisors”), 45 Fremont Street, San Francisco, California 94105, and Barclays Bank PLC (“Barclays Bank”), 54 Lombard Street, London, England EC3P 3AH, Barclays Investors has sole voting and dispositive power covering 1,688,545 shares and beneficially owns an aggregate of 1,916,329 shares, Barclays Advisors has sole voting and dispositive power covering 464,793 shares and Barclays Bank has sole voting and dispositive power covering 21,300 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers, Directors and 10% shareholders to file reports with the SEC covering their beneficial ownership of the Company’s Common Stock and furnish copies thereof to the Company. Based solely upon a review of such reports received by it and written representations of such persons, the Company believes that, with the exception of a Form 4 Report for Mr. McMahon covering the acquisition of 80 shares of Common Stock under the Deferral Plan filed by the Company on his behalf eight business days late, all applicable filing requirements were timely met during 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table presents summary information regarding compensation paid during 2003, 2002 and 2001 to the Company’s Chief Executive Officer and the named executive officers.

SUMMARY COMPENSATION TABLE

						Long Term Compensation

						Awards		Payouts

		Annual Compensation($)				Restricted	Securities		All Other
						Stock	Underlying	LTIP	Compensation
Name and Principal Position	Year	Salary	Bonus	Other		Awards($)(1)	Options/SARs(#)	Payouts($)(2)	($)(3)

Timothy C. Tuff	2003	650,000	456,040	—		—	—	675,750	98,219
Chairman, President	2002	650,000	455,000	—		1,550,000	400,000	3,392,287	92,174
and Chief Executive	2001	525,000	346,080	—		2,386,540	—	1,640,334	89,141
Officer
Arlene S. Bates	2003	224,923	97,440	—		41,760	12,000	—	13,250
Senior Vice President —	2002	215,000	83,030	—		78,155	12,000	405,549	12,237
Human Resources	2001	190,000	116,158	—		326,834	—	151,034	12,444
Charles B. Carden	2003	355,876	211,934	—		62,640	16,000	—	25,324
Senior Vice President	2002	337,500	183,750	—		157,437	30,000	1,656,520	24,403
and Chief Financial	2001	320,000	167,992	—		1,463,280	—	676,200	26,232
Officer
John T. Heald, Jr.	2003	400,000	158,400	220,480	(4)	—	—	—	18,644
President — Harland	2002	30,769	15,300	—		752,500	150,000	—	923
Printed Products	2001	—	—	—		—	—	—	—
John C. Walters	2003	292,766	147,085	—		41,760	12,000	—	21,357
Senior Vice President,	2002	277,250	135,991	—		78,155	12,000	823,337	20,028
Secretary and	2001	266,500	123,123	—		716,711	—	331,193	20,206
General Counsel

(1)	Represents the market value of the Company’s Common Stock covered by these awards on the date of grant. All restricted stock awards (other than the grants to Mr. Tuff discussed below) are restricted for a period of five years, subject to early vesting if the Company’s Common Stock outperforms the S&P 500

Index in two of any three consecutive calendar years or in the event of a change in control, and are forfeited in the event of termination of employment for any reason, other than disability or death, except that Mr. Tuff’s shares also vest in the event of termination without good cause or resignation due to reduction in salary, an adverse change in duties or certain relocations (“good reason”).

In 2002, Mr. Tuff received a grant of 50,000 shares of restricted stock. Of such grant, 12,500 shares vested in each of 2002 and 2003. The market value of such shares on the date of vesting is included in the LTIP Payouts column, and represents a portion of the amounts in the Restricted Stock Awards column. An additional 12,500 shares will vest on December 15, 2004 and 2005, respectively. In addition, Mr. Tuff received 50,000 restricted shares in connection with his original employment by the Company in 1998. Of such grant, 25,000 shares vested in 2001, 12,500 shares vested in 2002 and the remaining 12,500 shares vested in 2003. The market value of such shares at the date of vesting is also included in the LTIP Payouts column.
At December 31, 2003 the number and value of the aggregate restricted stock holdings were as follows: Mr. Tuff — 25,000 shares, $682,500; Ms. Bates — 5,500 shares, $150,150; Mr. Carden — 9,600 shares, $262,080; Mr. Heald — 35,000 shares, $955,500; and Mr. Walters — 5,500 shares, $150,150. Cash dividends are paid on all restricted stock.

(2)	Represents the value of restricted stock which vested during such year.
(3)	Included in this category for 2003 are amounts for Mr. Tuff, Ms. Bates and Messrs. Carden, Heald and Walters, respectively, covering (a) life, medical and disability insurance premiums — $14,590, $3,579, $9,135, $6,167 and $8,494; and (b) matching contributions to the Company’s 401(k) Plan and Deferred Compensation Plan — $33,150, $9,671, $16,189, $12,477 and $12,863. Also includes $50,479 accrued pursuant to Mr. Tuff’s supplemental retirement agreement.
(4)	Represents reimbursement of moving expenses.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides details regarding stock options granted to the named executive officers during 2003.

Individual Grants
Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(1)
	Options	Employees in	Price	Expiration
	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Timothy C. Tuff	—	—	—	—	—	—
Arlene S. Bates	12,000	1.7	20.88	1/27/13	$157,560	$399,360
Charles B. Carden	16,000	2.2	20.88	1/27/13	$210,080	$532,480
John T. Heald, Jr.	—	—	—	—	—	—
John C. Walters	12,000	1.7	20.88	1/27/13	$157,560	$399,360

(1)	These amounts represent assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock.

      Such options are exercisable at the rate of 20% per year beginning one year from the grant date and expire on the earlier of 10 years from grant date or three months after termination of employment. All options vest in the event of a change in control of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

      The following table sets forth information regarding options exercised by the named executive officers during 2003 and unexercised options as of December 31, 2003. The table also illustrates the value of in-the-money options based on the spread between the exercise price and the closing price of the Company’s Common Stock on such date.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at Fiscal Year End(#)		Fiscal Year End($)
	Exercise	Realized
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy C. Tuff	—	—	880,000	20,000	5,092,750	238,500
Arlene S. Bates	10,000	100,625	34,400	25,600	426,029	172,452
Charles B. Carden	—	—	18,000	48,000	159,508	263,752
John T. Heald, Jr.	—	—	30,000	120,000	174,000	696,000
John C. Walters	—	—	53,400	25,600	668,528	172,452

Deferred Compensation Arrangements

      Except for Mr. Tuff, no executive officer has any retirement benefit other than benefits under the Company’s 401(k) Plan, which are generally available to all eligible employees of the Company and participating subsidiaries, and the Deferred Compensation Plan which supplements the 401(k) Plan.

      Mr. Tuff has a supplemental retirement agreement, under which he is entitled to receive an annual retirement benefit of $186,288 at age 65 for a period of ten years. If his employment terminates for any reason other than death prior to age 65, such benefit will be payable commencing at age 65. Mr. Tuff may elect to receive his annual retirement benefit prior to age 65, but at a reduced amount (for example, $61,699 if the election is made at age 57, increasing annually). Alternatively, Mr. Tuff may elect to receive his retirement benefit in a lump sum payment of $1,400,000 at age 65. If Mr. Tuff elects to receive a lump sum payment prior to age 65, it will be at a reduced amount (for example, $463,680 if the election is made at age 57, increasing annually). If Mr. Tuff dies prior to receipt of all scheduled benefit payments, his beneficiary will receive the same lump sum payment that Mr. Tuff would have received if he had elected a lump sum payment at the time his payments began or upon death, if earlier, reduced by any payments made prior to his death. The Company also provides supplemental life insurance coverage for Mr. Tuff in the amount of $750,000.

Noncompete and Termination Agreements

      Agreement with the Chief Executive Officer. Mr. Tuff has agreed not to compete with the Company for a three-year period following termination of employment, except involuntary termination by the Company for other than good cause or his resignation for good reason. If within one year after a change in control Mr. Tuff’s employment is terminated without good cause or he resigns, or if within two years after a change in control good reason exists for him to resign, he will receive a lump sum payment equal to the lesser of three times the highest compensation paid in any single year preceding the date of termination or the maximum payment which the Company can make to him without triggering federal excise tax liability. In the event of a termination of employment by the Company without good cause or a resignation for good reason in the absence of a change in control, Mr. Tuff will receive salary continuation for 24 months. Mr. Tuff’s agreement is for a fixed term ending February 16, 2006.

      Agreements with Other Officers. The Company has entered into agreements with certain officers, including each of its executive officers, under which each officer has agreed not to compete with the Company for a two-year period following termination of employment. However, if employment is terminated without good cause after a change in control of the Company, or if the officer resigns within one year thereafter, the agreement not to compete will not apply and the officer will receive a lump sum payment equal to the lesser of three times his or her average annual compensation for the five calendar year period preceding the date of termination or the maximum payment which the Company can make to such officer without triggering federal excise tax liability. In the event of a termination of employment by the Company without good cause in the absence of a change in control, the officer will receive a lump sum payment equal to his or her annual base salary at that time.

DIRECTOR COMPENSATION

      The Company’s Compensation Plan for Non-Employee Directors provides that each non-employee Director receives an annual retainer in Common Stock, in such amount as fixed by the Board. The current annual retainer is 2,500 shares. Payment of the retainer in Common Stock serves to more closely align the interests of the Directors with shareholders. In addition, effective in calendar year 2004, each non-employee Director receives an annual cash retainer of $20,000, the chairs of the Audit Committee and the Governance Committee receive an additional annual cash retainer of $10,000 and $8,000, respectively, and the Lead Director receives an additional annual cash retainer of $20,000. All such retainers are paid quarterly in arrears. Directors (including committee chairs) also receive a $1,000 fee for each Board or committee meeting attended. Employee Directors receive no compensation for Board services. The Board has adopted a Director stock ownership program pursuant to which non-employee Directors are expected to acquire ownership of Common Stock equal to five times the annual stock retainer over a period of five years.

      Directors may elect to defer receipt of all or any portion of the cash or stock retainers as well as meeting fees. Deferred fees are credited to the Director’s deferred compensation account, in cash or stock equivalents. Stock equivalents are credited with dividends in the form of additional stock equivalents. Deferred fees will be distributed in Common Stock or cash at such future dates as specified by the Director, unless distribution is accelerated pursuant to certain events, including a change in control of the Company. Currently, nine Directors defer certain retainers or meeting fees in stock equivalents.

      During 2003, each non-employee Director received an annual retainer of 2,300 shares of Common Stock as well as $1,000 per Board or committee meeting attended, with committee chairs receiving $1,500. In addition, Mr. Prince received a $1,500 monthly stipend as Lead Director.

      The following reports of the Governance Committee and the Audit Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Governance Committee, comprised solely of three independent directors, oversees the Company’s executive compensation program and the use of Common Stock for compensation purposes under the

Company’s stock option plans. This report summarizes the Committee’s compensation philosophy, strategy and actions for the Chief Executive Officer and all other executive officers.

Compensation Philosophy and Strategy

      The Committee’s compensation philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;
•	provide competitive base salaries and long-term compensation;
•	motivate executives to achieve strategic operating and personal objectives by rewarding performance that supports achievement of business plan goals; and
•	encourage employee Common Stock ownership to closely align employee and shareholder interests.

      The Company’s compensation programs are designed to balance short and long-term financial objectives, build shareholder value and provide rewards for individual, team and corporate performance. The Company believes that it is important to encourage the ownership of the Company’s Common Stock throughout the Company, with an overall intent to encourage employees to act like an owner of the business. To that end, the Company maintains a program to grant stock options and restricted stock to a broad group of key employees and managers. The Company also maintains a stock purchase plan which enables all employees to purchase Company stock at a discount through payroll deductions.

      The components of the Company’s executive compensation program are (i) cash compensation, consisting of base salary and annual incentive bonuses based on the achievement of Company, business unit and personal performance goals, and (ii) long-term stock incentives. In determining base salary, the Committee considers each individual’s responsibilities and performance, taking into account market-competitive pay levels. For both annual incentives and long-term stock incentives, the Committee intends to provide competitive compensation for target levels of performance; more than competitive compensation for performance above target; and less than competitive compensation in the event the Company or an individual does not meet performance goals.

      With the assistance of an independent consultant, the Committee periodically assesses the competitiveness of the base salaries, annual incentive opportunities and stock incentive grants with respect to a peer group of comparably sized firms with whom the Company competes for customers and for executive talent, as well as comparably sized firms across a wide range of industries. Because the Committee tailors its competitive perspective to companies it believes are most relevant, the companies chosen for these external competitive analyses overlap with, but are not identical to, the companies represented in the indices employed in the Five Year Stock Performance Graph.

      The Committee’s policy with respect to executive compensation takes into account any potential limitation on the deductibility of compensation in excess of $1,000,000 under Section 162(m) of the Internal Revenue Code (the “Code”), but does not require that all compensation qualify for exemption from such limitation.

Cash Compensation

      Base Salary. The Committee annually reviews the base salary of each executive officer. The Committee believes that such base salaries are competitive and enhance the Company’s ability to attract and retain talented executives. Changes in base salary for executive officers reflect the Committee’s assessment of competitive norms, changes in roles and responsibilities and individual performance.

      Annual Incentive Bonus. Under the supervision of the Committee, the Company maintains a Senior Management Incentive Plan pursuant to which annual cash bonuses are payable to its officers and key employees. These senior managers are responsible for establishing strategic direction or are responsible for major functional or operating units, and have an impact on bottom-line results. For several years, the Company has put a substantial portion of total executive compensation at risk by tying executive compensation to the achievement of Company goals. Under the Plan, bonuses for 2003 were based on the achievement of the Company’s earnings per share goal, personal stretch objectives (reflecting expectations above and beyond the scope of normal performance goals), return on assets, revenue growth and specific financial objectives for business unit participants. With respect to each element of the Plan, performance expectations are communicated at the beginning of the year. Achievement of these levels of performance is designed to yield the payment of a target incentive award that is consistent with median competitive levels of incentive compensation. For performance above or below expectations, incentive awards can range from 0% to 150% of each individual’s target award. The Committee believes this close link between individual incentive opportunity and Company and business unit performance appropriately motivates and rewards participants for their contributions to the Company’s success.

Long-Term Incentives

      The Committee grants stock incentives to key employees under the Company’s stock option plans on an annual basis. As part of the Committee’s review of the compensation program, it has determined that it is important to implement a regular review and allocation of stock options and restricted stock grants to executives and other key employees, consistent with their performance and competitive guidelines. The Committee considers recommendations of the Chief Executive Officer, responsibility levels, compensation and the market price of the Company’s Common Stock in determining the size of option and restricted stock grants. The Committee believes that increased stock ownership among executives and key managers will serve to provide additional motivation on their part to contribute to the success of the Company.

Chief Executive Officer Compensation

      Mr. Tuff joined the Company as President and CEO in 1998. At that time he entered into a five-year employment agreement. Consistent with the Committee’s objective of having a major portion of the CEO’s total compensation tied to performance and linking such compensation to increasing shareholder value, Mr. Tuff’s base salary was unchanged from 1998 until 2002. In order to secure his continued employment, the Board of Directors, acting through the Committee, negotiated a new agreement with Mr. Tuff in 2002, extending his employment through February 16, 2006. In connection with the negotiation of that agreement, the Committee engaged an independent compensation consultant that utilized competitive market data for similar positions within a peer group of key printed products and software firms generally comparable in size and complexity to the Company. Based in part on the opinion of such consultant, the Committee concluded that the base salary, incentive bonus opportunity and long-term incentive compensation represented by the 2002 agreement were consistent with competitive norms and that such arrangements represent the best interests of the Company. As part of the 2002 agreement, for a period of three years following his resignation other than for good reason or a termination by the Company for good cause, Mr. Tuff may not compete with the Company in its printed products, software and information management products and services businesses.

      Under his employment agreement, Mr. Tuff receives an annual base salary of $650,000, reviewable annually, as well as an annual bonus pursuant to the Company’s Senior Management Incentive Plan. His incentive bonus for 2003 was based on the Company’s operating performance and the attainment of certain of his personal stretch objectives, including an increase in customer satisfaction, measured by external surveys, and the development of an improved process for providing operational reports to the Board, all consistent with the terms of the Senior Management Incentive Plan.

      Mr. Tuff meets annually with the Committee and the Lead Director to discuss their assessment of his performance. The entire Board also reviews his performance on an annual basis. Mr. Tuff also reviews with the Committee his assessment of the performance of each of the senior officers of the Company, and meets with each officer to discuss performance and to set performance goals for the next year.

      The Committee believes that its executive compensation policies and programs effectively serve the interests of shareholders and the Company, and are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future success. As described above, a significant portion of executive officer compensation is at risk and tied to attaining corporate earnings, revenue and other operating targets, attaining personal performance objectives, and improving shareholder value.

GOVERNANCE COMMITTEE

G. Harold Northrop, Chair
William S. Antle III
Richard K. Lochridge

Governance Committee Interlocks and Insider Participation

      During 2003:

•	no member of the Committee was an officer or employee of the Company or any subsidiary;
•	no member of the Committee entered into any transaction with the Company;
•	no executive officer of the Company served as a director of another entity where one of that entity’s executive officers served on the Committee; and
•	no executive officer of the Company served on the compensation committee of another entity where one of that entity’s executive officers served as a director of the Company.

FIVE YEAR STOCK PERFORMANCE GRAPH

      The line graph below compares the cumulative, five-year shareholder return on the Company’s Common Stock (assuming the reinvestment of dividends) with the S&P 500 Index and the S&P 600 Commercial Printing Index.

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03

John H. Harland Company	$100.00	$117.86	$92.80	$147.42	$149.32	$186.79
S&P 500	$100.00	$121.04	$110.02	$96.96	$75.54	$97.19
S&P 600 Commercial Printing	$100.00	$94.94	$71.86	$104.62	$106.69	$129.87

APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has reappointed Deloitte & Touche LLP as auditors of the Company for fiscal 2004. Representatives of such firm are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee focuses on:

•	the adequacy of the Company’s internal controls and financial reporting processes;
•	the integrity of its financial statements;
•	the performance of the Company’s independent accountants and internal auditors; and
•	the Company’s compliance with legal and regulatory requirements.

The Committee meets with management periodically to discuss these matters and also regularly meets privately with both the independent and internal auditors, each of whom has unrestricted access to the Committee.

      Among other things, the Audit Committee is responsible for reviewing with the independent auditors the scope and results of their audit engagement. In connection with the fiscal 2003 audit, the Committee:

•	reviewed and discussed with management the Company’s audited financial statements to be included in the annual report on Form 10-K for the year ended December 31, 2003, which management has represented to have been prepared in accordance with generally accepted accounting principles;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and
•	received from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1 regarding their independence and discussed with Deloitte & Touche their independence.

      Based on these reviews and discussions, the Committee has recommended to the Board that the audited financial statements be included in the Form 10-K.

      The Audit Committee has the responsibility to pre-approve all audit and non-audit services provided by the independent auditors. The Committee has considered whether the non-audit services performed by Deloitte & Touche in 2003 are compatible with maintaining the independence of such firm.

      In response to the Sarbanes-Oxley Act of 2002 and the NYSE rules, the Audit Committee previously adopted a revised charter, a copy of which is posted on the Company’s website at www.harland.net. The Board of Directors has affirmatively determined that all members of the Committee are independent under Section 303A.2 of the NYSE listing standards and Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has affirmatively determined that the Committee Chair, Robert J. Clanin, qualifies as an audit committee financial expert, and that all members of the Committee are financially literate, as required by Sarbanes-Oxley and the NYSE rules.

      Committee members are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

AUDIT COMMITTEE

Robert J. Clanin, Chair
John J. McMahon, Jr.
Eileen M. Rudden
Jesse J. Spikes

Fees Paid to Independent Auditors

      The fees billed by Deloitte & Touche LLC for the indicated services performed during fiscal 2003 and fiscal 2002 were as follows:

	Fiscal 2003	Fiscal 2002

Audit fees	$643,500	$527,400
Audit-related fees	$376,765	$99,869
Tax fees	$464,067	$1,361,458
All other fees	—	—

      The amounts shown for Audit-related fees consisted of Sarbanes-Oxley Section 404 readiness services, audits of benefit plans and acquisition due diligence services. The amounts shown for Tax fees were for tax compliance and advisory services.

Audit Committee Pre-Approval Policy

      In January 2004 the Board adopted an Audit Committee Pre-Approval Policy to address situations where it is desirable to utilize the independent audit firm for services in addition to the annual audit. The Policy sets forth guidelines and procedures to be followed by the Company when retaining the independent auditors to perform non-audit services, while also maintaining their independence. The Policy, which reflects the requirements of the SEC final rule on auditor independence, is posted on the Company’s website at www.harland.net.

      The Policy provides for the general pre-approval of specific types of services, gives detailed guidance as to the specific services that are eligible for general pre-approval and provides a cost limit for each such service through the next Audit Committee meeting. The Policy describes the Audit, Audit-Related, Tax and All Other services that the independent auditor may perform that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, permitted services that exceed the pre-approved limit will require specific pre-approval.

      Authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair will update the Audit Committee at its next regularly scheduled meeting regarding any services that were granted specific pre-approval. The Audit Committee reviews the status of services and fees incurred year-to-date on a regular basis.

      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

ANNUAL REPORT TO SHAREHOLDERS

      The annual report for the year ended December 31, 2003 accompanies this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge, at the written request of any shareholder of record as of the record date, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company may impose a reasonable fee for providing such exhibits. Requests should be mailed to:

JOHN H. HARLAND COMPANY
Box 105250
Atlanta, Georgia 30348

Attention: Sarah King Bowen
Vice President and Assistant Secretary
Telephone: (770) 593-5426
Facsimile: (770) 593-5619
E-mail: sbking@harland.net

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals

      Any shareholder proposal intended to be presented at the Company’s 2005 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received no later than November 19, 2004 to be considered for inclusion in the proxy statement for the meeting. Under the Company’s Bylaws, any such proposal which is not intended to be included in the proxy statement under Rule 14a-8 must be received no later than 60 days prior to the meeting; however, if the Company provides less than 40 days’ notice of the meeting, any such proposal must be received no later than 10 days after notice of the meeting is mailed or publicly disclosed.

Shareholder Nominations for Election of Directors

      Under the Company’s Bylaws, a shareholder is entitled to nominate individuals for election to the Board of Directors only if the shareholder is entitled to vote in the election of directors and provides timely notice in writing to the Company’s Corporate Secretary. To be timely, the notice must be received in the Company’s corporate headquarters no less than 60 days prior to the annual meeting. However, if the Company provides less than 40 days’ notice of the meeting, the shareholder’s notice must be received no later than 10 days after notice of the date of the meeting is mailed or publicly disclosed. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the Company’s books, and (ii) the number of shares of Common Stock of the Company which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in the Company’s Bylaws. In addition, the Company may require any proposed nominee to provide such information as may be reasonably required to determine the eligibility of such person to serve as a director.

Communications to Non-Management Directors

      Interested parties who wish to make concerns regarding the Company known to the non-management Directors of the Company may communicate such concerns to the Lead Director by sending such communication to the Corporate Secretary, 2939 Miller Road, Decatur, Georgia 30035, which will be forwarded directly to the Lead Director. In addition, Harland has introduced an Ethics and Compliance Hotline in order to prevent and deter any illegal, unethical or unsafe act that could cause harm to the Company, its employees or customers. The Hotline is administered by The Network, Inc., an independent company, and provides an opportunity for shareholders, employees or other third parties to report instances of business abuse in an anonymous manner. The Hotline number is 1-800-495-1766, and is available 24 hours a day, 7 days a week, toll free. The Company encourages shareholders, employees and other interested third parties to become involved in the prevention of business risks at the Company through the use of the Hotline.

OTHER MATTERS

      The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

      The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may be made by employees of the Company personally or by telephone, facsimile or other electronic means. The Company will reimburse brokers, banks, nominees and other fiduciaries for their expenses of forwarding the proxy material to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, at a fee of $6,000 plus expenses.

John C. Walters
Senior Vice President and Secretary

March 19, 2004

JOHN H. HARLAND COMPANY

C/ O WACHOVIA BANK, N.A.

EQUITY SERVICES GROUP
NC1153
1525 WEST W.T. HARRIS BLVD., 3C3
CHARLOTTE, NC 28288-1153

NO POSTAGE
NECESSARY
IF MAILED
IN THE
UNITED STATES

BUSINESS REPLY MAIL

FIRST-CLASS MAIL PERMIT NO. 323 ATLANTA, GA

POSTAGE WILL BE PAID BY ADDRESSEE

Attention: Investor Relations
JOHN H. HARLAND COMPANY
PO BOX 105250
ATLANTA, GA 30348

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

Please mark your votes	0525
as in this example. ☒
JOHN H. HARLAND COMPANY

1.	TO ELECT THREE DIRECTORS
	FOR the nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for the nominees listed below ☐

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

John J. McMahon, Jr.            Larry L. Prince            Jesse J. Spikes

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:	, 2004

Signature

Date:	, 2004

Signature

As a member of the investment community you need access to specific information about Harland — the latest press releases, SEC filings and more. You may access all this and more through the Investor Relations section of www.harland.net every time you visit Harland on-line.

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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS

JOHN H. HARLAND COMPANY

APRIL 22, 2004

The undersigned hereby appoints TIMOTHY C. TUFF and JOHN C. WALTERS, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Common Stock of John H. Harland Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, April 22, 2004 at 10:00 a.m., at the corporate headquarters of the Company, 2939 Miller Road, Decatur, Georgia, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof.

(Continued, and to be marked, dated and signed, on other side)	SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED

THE PROXY WILL BE VOTED “FOR” THE STATED PROPOSAL